SCHEDULE 14A INFORMATION

           PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                      EXCHANGE ACT OF 1934 (AMENDMENT NO. )

Filed by the Registrant   x
                        -----
Filed by a Party other than the Registrant

Check the appropriate box:


    Preliminary Proxy Statement                __  Confidential, for Use of the
X   Definitive Proxy Statement                     Commission Only (as permitted
    Definitive Additional Materials                by Rule 14a-6(e)(2))
    Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                            IBW FINANCIAL CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

X    No fee required.
     Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

         1.      Title of each class of securities to which transaction applies:

                 ---------------------------------------------------------------

         2.      Aggregate number of securities to which transaction applies:

                 ---------------------------------------------------------------

         3. Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

                 ---------------------------------------------------------------

         4.       Proposed maximum aggregate value of transaction:

                 ---------------------------------------------------------------

         5.       Total Fee Paid:

                 ---------------------------------------------------------------

     Fee paid previously with preliminary materials:

     Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         1.       Amount Previously Paid:

                 ---------------------------------------------------------------

         2.       Form, Schedule or Registration Statement No.:

                 ---------------------------------------------------------------

         3        Filing Party:

                 ---------------------------------------------------------------

         4.       Date Filed:

                 ---------------------------------------------------------------

                            IBW FINANCIAL CORPORATION

                            NOTICE OF SPECIAL MEETING

                                       AND

                                 PROXY STATEMENT

                         SPECIAL MEETING OF SHAREHOLDERS
                               SEPTEMBER 25, 1997

                            IBW FINANCIAL CORPORATION
                               4812 GEORGIA AVENUE
                             WASHINGTON, D.C. 20011

                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                        TO BE HELD ON SEPTEMBER 25, 1997

TO THE SHAREHOLDERS OF IBW FINANCIAL CORPORATION:

         NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders (the "Meeting") of IBW Financial Corporation, a District of Columbia corporation (the "Company"), will be held in the Board Room at the Company's executive offices, located at 4812 Georgia Avenue, NW, Washington, D.C., on Thursday, September 25, 1997 at 5:00 pm for the following purposes:

          1. To consider and vote upon an amendment to Article FOURTH of the Articles of Incorporation of the Company to change the authorized capital stock of the Company to permit the issuance of up to five hundred thousand (500,000) shares of voting preferred stock and five hundred thousand (500,000) shares of non-voting preferred stock, the relative rights and preferences of which may be determined by the Board of Directors at the time of issuance.

          2. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

         Shareholders of record as of the close of business on August 29, 1997 are entitled to notice of and to vote at the Meeting or any adjournment or postponement thereof.

                                          By Order of the Board of Directors


                                          /s/ Clinton W. Chapman
                                          Clinton W. Chapman, Chairman



September 5, 1997






         PLEASE SIGN, DATE AND RETURN YOUR PROXY PROMPTLY, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES IN THE ENCLOSED ENVELOPE. IF YOU ATTEND THE MEETING, YOU MAY, IF YOU DESIRE, REVOKE YOUR PROXY AND VOTE IN PERSON.

                            IBW FINANCIAL CORPORATION
                               4812 Georgia Avenue
                              Washington, DC 20011

              -----------------------------------------------------

                         SPECIAL MEETING OF SHAREHOLDERS
                                 PROXY STATEMENT
              -----------------------------------------------------


                                  INTRODUCTION

         This Proxy Statement is furnished to shareholders of IBW Financial Corporation, a District of Columbia corporation (the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company for use at a Special Meeting of Shareholders to be held at 5:00 p.m. on Thursday, September 25, 1997 (the "Meeting"), and at any adjournment or postponement thereof, for the purposes of (1) considering and voting upon an amendment (the "Amendment") to Article FOURTH of the Articles of Incorporation of the Company to change the authorized capital stock of the Company to permit the issuance of up to five hundred thousand (500,000) shares of voting preferred stock and five hundred thousand (500,000) shares of non-voting preferred stock, the relative rights and preferences of which may be determined by the Board of Directors at the time of issuance; and (2) transacting such other business as may properly come before the Meeting or any adjournment or postponement thereof.

         The Meeting will be held in the Board Room at the executive offices of the Company, located at 4812 Georgia Avenue, NW, Washington D.C.

         This Proxy Statement and the accompanying form of proxy are being sent to shareholders of the Company on or about September 5, 1997.

         The cost of this proxy solicitation is being borne by the Company. In addition to the use of the mail, proxies may be solicited personally or by telephone by officers, regular employees or directors of the Company or the Bank, who will not be compensated for any such services. The Company may also reimburse brokers, custodians, nominees and other fiduciaries for their reasonable out-of-pocket and clerical costs for forwarding proxy materials to their principals.

                            VOTING RIGHTS AND PROXIES

VOTING RIGHTS

         Only shareholders of record at the close of business on August 29, 1997, will be entitled to notice of and to vote at the Meeting or any adjournment or postponement thereof. On that date, the Company had outstanding 637,160 shares of common stock, par value $1.00 per share (the "Common Stock"), constituting the only class of stock outstanding, and held by approximately 565 shareholders of record. Each share of Common Stock is entitled to one vote on all matters submitted to a vote of the shareholders. The presence, in person or by proxy, of not less than a majority of the total number of outstanding shares of Common Stock is necessary to constitute a quorum at the Meeting. Members of the Board of Directors, and family members thereof, having the power to vote or direct the voting of in excess of fifty percent of the outstanding shares of Common Stock have indicated their intention to vote in favor of the proposed Amendment.

PROXIES

         Shares represented by proxies received by the Company will be voted in accordance with the instructions contained therein. Shares represented by proxies for which no instruction is given will be voted FOR the Amendment, and in the discretion of the holders of the proxies on all other matters properly brought before the Meeting and any adjournment or postponement thereof. The judges of election appointed by the Board of Directors for the Meeting will determine the presence of a quorum and will tabulate the votes cast at the Meeting. Abstentions will be treated as present for purposes of determining a quorum, but as unvoted for purposes of determining the approval of any matter submitted to the vote of shareholders. If a broker indicates that he or she does not have discretionary authority to vote any shares of Common Stock as to a particular matter, such shares will be treated as present for general quorum purposes, but will not be considered as present or voted with respect to such matter.

         Shareholders are requested to sign, date, mark and return promptly the enclosed proxy in the postage paid envelope provided for this purpose in order to assure that their shares are voted. A proxy may be revoked at any time prior to the voting thereof at the Meeting through the granting of a later proxy with respect to the same shares, by written notice to B. Doyle Mitchell, Jr., President of the Company, at the address noted above, at any time prior to the voting thereof, or by voting in person at the Meeting. Attendance at the Meeting will not, in itself, revoke a proxy.

                 VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

SECURITIES OWNERSHIP OF DIRECTORS, OFFICERS AND CERTAIN BENEFICIAL OWNERS

         The following table sets forth certain information as of June 30, 1997 concerning the number and percentage of shares of the Company's Common Stock beneficially owned by its directors, certain executive officers, and by its directors and all executive officers as a group, as well as information regarding each other person known by the Company to own in excess of 5% of the outstanding Common Stock. Except as otherwise indicated, all shares are owned directly, and the named person possesses sole voting and sole investment power with respect to all such shares. Except as set forth below, the Company knows of no other person or persons, who beneficially own in excess of five percent of the Company's Common Stock. Further, the Company is not aware of any arrangement which at a subsequent date may result in a change of control of the Company.

Name                                     Number of Shares(1)   Percent of Class
----                                     -------------------   ----------------

Clinton W. Chapman, Esquire                   11,121(2)             1.75%

George H. Windsor, Esquire                    16,340(3)             2.56%

Benjamin L. King, CPA                          1,176(4)                *

B. Doyle Mitchell, Jr.                        74,813(5)             11.74%
4812 Georgia Avenue, NW
Washington,  DC  20011

Massie S. Fleming                              5,233(6)               *

Cynthia T. Mitchell                           100,763(7)            15.81%
2029 Trumbull Terrace, NW
Washington, DC  20011

Patricia Mitchell                             77,407(8)             12.15%
4812 Georgia Avenue, NW
Washington, DC  20011

Marjorie H. Parker, Ph.D                        7,521               1.18%

Margaret B. Stewart                             19,833              3.11%

Robert L. White                                1,000(9)               *

Emerson A. Williams, M.D.                       3,646                 *

Industrial Bank, National Association           54,720              8.59%
Employee Stock Ownership Plan
4812 Georgia Avenue, NW
Washington, DC  20011

All directors and executive                    296,746            46.57%(10)
officers as a group (14 persons)

----------------------------------------

*        Less than one percent

(Footnotes continued on following page)

(Footnotes continued from prior page)

(1) For purposes hereof, a person is deemed to be the beneficial owner of securities with respect to which he has or shares voting or investment power. Except as otherwise indicated, the named beneficial owner has sole voting and investment power with respect to all shares beneficially owned by such person.

(2) Does not include 54,720 shares held by the Industrial Bank of Washington Employee Stock Ownership Plan ("ESOP") as to which Mr. Chapman is a co-trustee. Includes 4,200 shares held jointly with spouse, as to which Mr. Chapman shares voting and investment power.

(3) Includes 16,340 shares held by a trust of which Mr. Windsor and his spouse are trustees. Does not include 2,000 shares held by Mr. Windsor's daughter, and as to which Mr. Windsor disclaims beneficial ownership.

(4) Does not include 54,720 shares held by ESOP as to which Mr. King is a co-trustee.

(5) Includes 73,813 shares held in a revocable trust of which Mr. Mitchell is the trustee, and Mr. Mitchell's spouse and son are beneficiaries. Does not include shares held by Mrs. Cynthia Mitchell as trustee for Mr. Mitchell and Ms. Mitchell. Does not include 1,500 shares held by Mr. Mitchell's spouse. Does not include 54,720 shares held by ESOP as to which Mr. Mitchell is a co-trustee.

(6) Includes 533 shares held jointly with son and as to which Mrs. Fleming shares voting and investment power.

(7)  Includes shares held by three trusts of which Mrs. Mitchell is trustee, and
     with  respect  to  one  of  which  Mr.   Mitchell  and  Ms.   Mitchell  are
     beneficiaries.

(8) Includes shares held in a revocable trust of which Ms. Mitchell is the trustee, and of which Mr. Mitchell is the beneficiary. Does not include shares held by Mrs. Cynthia Mitchell as trustee for Mr. Mitchell and Ms. Mitchell. Ms. Mitchell is an employee of the Bank.

(9) Includes 800 shares held jointly with spouse and as to which Mr. White shares voting and investment power.

(10) Includes 54,720 shares held by ESOP as to which Messrs. Chapman, King and Mitchell are trustees. If these shares were not included, the directors and executive officers as a group would beneficially own 242,026 shares, or 37.99% of the outstanding shares of Common Stock. Does not include shares held by Ms. Mitchell.

                   AMENDMENT TO THE ARTICLES OF INCORPORATION

         The Board of Directors has adopted an Amendment to the Articles of Incorporation and has directed that the proposed Amendment be submitted to the shareholders for their consideration and approval. If adopted, the Amendment would have the effect of eliminating the existing class of authorized Preferred Stock and authorizing two new classes of preferred stock, one of which would be voting preferred stock, and one of which would be non-voting preferred stock. The existing class of Common Stock would not be affected. The full text of the Amendment is set forth in Exhibit A, attached hereto and made a part hereof.

         The Board of Directors believes that the proposed Amendment is in the best interests of the Company and recommends that shareholders vote "FOR" adoption of the proposed Amendment.

Reasons for the Proposed Amendment

         The Articles of Incorporation of the Company currently provide that the authorized capital stock of the Company consists of one million shares of common stock, $1.00 par value, and one million shares of preferred stock, $1.00 par value (the "Preferred Stock"). The Board of Directors is authorized to issue shares of Preferred Stock in one or more series or classes, and to fix by resolution the designations, preferences, voting powers, participation, redemption, sinking fund, conversion, dividend and other optional or special rights of such classes or series, and the qualifications, limitations or restrictions thereof.

         Although the Articles of Incorporation purport to authorize the Board of Directors to fix the voting powers of any class of Preferred Stock, the District of Columbia Business Corporation Act (the "Act"), under which the Company is organized, provides that unless the articles of incorporation of a corporation expressly provide otherwise, each share of capital stock is entitled to one vote. As the filing procedure to be followed by the Company where the Board of Directors establishes the terms of a class or series of Preferred Stock, does not result in those terms becoming a part of the Articles of Incorporation, the Company is effectively prohibited from issuing shares of Preferred Stock without voting power in those circumstances where it may be convenient or desirable to do so. The Company has entered into an agreement, described further below, for the sale of shares of its Common Stock and shares of a non-voting class of Preferred Stock to an institutional investor. Additional opportunities for the sale of non-voting Preferred Stock may arise in the future.

The Proposed Amendment

         In light of the foregoing, the Board of Directors has determined that it is advisable and in the best interests of the Company and its shareholders that Article FOURTH of the Articles of Incorporation be amended to read in its entirety as set forth in Exhibit A.

         In general, the proposed Amendment would eliminate the existing class of authorized Preferred Stock, and in its place substitute two new classes of preferred stock. One class would consist of five hundred thousand (500,000) shares of voting preferred stock (the "Voting Preferred"), and the second class would consist of five hundred thousand (500,000) shares of non-voting preferred stock (the "Non-Voting Preferred"). The total number of shares of authorized Preferred Stock would remain one million (1,000,000) shares.

         If the Amendment is approved, the Board of Directors would be authorized, by action of a majority of the full Board of Directors, to issue the shares of Voting Preferred or Non-Voting Preferred from time to time on such terms as it may determine, and to divide each such class of preferred stock into one or more classes or series, and, in connection with the creation of such classes or series to fix by resolution the designations, powers, preferences, participation, redemption, sinking fund, conversion, dividend, and other optional or special rights of such classes or series, and the qualifications, limitations or restrictions thereof, and in respect of the Voting Preferred, the voting powers thereof. Except as expressly provided by law, such as in connection with certain amendments to the Articles of Incorporation which would adversely effect the rights of outstanding shares of Non-Voting Preferred and in connection with the merger or consolidation of the Company, in which cases the Non-Voting Preferred would be entitled to vote as a class, shares of Non-Voting Preferred will not be entitled to vote on any matter submitted to the vote of shareholders, including but not limited to the election of directors.

         The Board of Directors believes that it is desirable to approve the Amendment in order to enable the Company to consummate its agreement, discussed below, to sell shares of Non-Voting Preferred. The existence of shares of Non-Voting Preferred will also enable the Company to meet possible contingencies or opportunities in which the issuance of shares of Non-Voting Preferred may be advisable, such as in the case of acquisition or financing transactions. Shares of Non-Voting Preferred could be issued to stockholders of another institution enabling the Company to acquire such other institution without the expenditure of any cash. Shares of Non-Voting Preferred also could be sold in a public or private transaction to enable the Company to engage in acquisition activity, to expand the Company's ability to engage in lending activities, or for other corporate purposes. Having shares of Non-Voting Preferred available for issuance would give the Company greater flexibility than it presently has in such situations, in that it would be able to avoid the expense and delay of calling a meeting of shareholders at the time the contingency or opportunity arises. Any issuance of Non-Voting Preferred (or Voting Preferred) could have a dilutive effect on the existing holders of Common Stock. Except for the agreement with an institutional investor pursuant to which the Company would sell 31,200 shares of Common Stock and 20,000 shares of NonVoting Preferred, the Company has no current plans, agreements or understandings pursuant to which it would issue any shares of Non-Voting Preferred or Voting Preferred.

         The existence of authorized shares of Voting Preferred and Non-Voting Preferred could have the effect of rendering more difficult or discouraging hostile takeover attempts or of facilitating a negotiated acquisition of the Company. Shares of Voting Preferred or Non-Voting Preferred having such rights as the Board of Directors deems appropriate in response to the then current situation, could be issued to a third party seeking to acquire control of the Company as a means of facilitating such attempt. Alternatively, such shares, which may be convertible into shares of Common Stock, could be issued to the Company's stockholders or to a third party in an attempt to frustrate or render more expensive a hostile acquisition of the Company. The Company is not aware of any existing or planned effort on the part of any person to accumulate material amounts of voting stock or to acquire the Company by means of a merger, tender offer, solicitation of proxies in opposition to management, or otherwise, to change the Company's management, or to acquire substantially all of the assets of the Company.

Vote Required

         Approval of the proposed Amendment requires the affirmative vote of the holders of at least a majority of the Common Stock entitled to vote. Directors of the Company and members of their family having the power to vote or direct the voting of in excess of fifty percent (50%) of the shares of Common Stock outstanding as of the record date have indicated that they intend to vote in favor of the proposed Amendment.

No Dissenter's Rights of Appraisal

         Dissenters' rights of appraisal will not be available under the law of the District of Columbia with respect to the proposed Amendment.

Stock Purchase Agreement

         The Company has entered into a Stock Purchase Agreement, dated as of August 15, 1997, with the Federal National Mortgage Association ("Fannie Mae"), pursuant to which the Company will sell Fannie Mae, in a private placement transaction, 31,200 shares of Common Stock and 20,000 shares of 5% cumulative non-voting preferred stock, Series A (the "Series A Non-Voting Preferred"), for a purchase price of twenty five dollars ($25.00) per share of Common Stock and twenty five dollars ($25.00) per share Series A Non-Voting Preferred, for an aggregate purchase price of one million two hundred and eighty thousand dollars ($1,280,000). Upon consummation of the Stock Purchase Agreement, the shares of Common Stock purchased by Fannie Mae will represent 4.67% of the outstanding shares of Common Stock, and the shares of Series A Non-Voting Preferred will represent all of the outstanding shares of that series.

         The Company will use the proceeds from the sale of shares in the conduct of its business and to engage in programs and activities, including lending activities, that will promote the availability of affordable housing in the Company's market area. The Company will contribute substantially all of the proceeds of the sale to Industrial Bank, N.A., its wholly owned subsidiary (the "Bank"), for use in expanding the Bank's business. The Company has received a waiver from the FDIC of the requirement in its interim capital assistance loan agreement that the Company prepay that loan from the proceeds of any capital sale.

         In connection with the issuance of shares to Fannie Mae, the Board of Directors will adopt a resolution fixing the relative rights and preferences of the Series A Non-Voting Preferred, the form of which is included herewith as Exhibit B, attached hereto and made a part hereof. The Board of Directors has established the size of the series at twenty thousand (20,000) shares. The Series A Non-Voting Preferred will be entitled to receive a dividend, prior to payment of any cash dividends on any class of Common Stock or other class of stock junior to the Series A Non-Voting Preferred during the quarter to which such dividend relates, cumulative cash dividends at an annual rate of five percent (5%) of the Liquidation Amount of the Series A Non-Voting Preferred of twenty five dollars ($25.00) per share. The Series A Non-Voting Preferred is redeemable by the Company at any time, or from time to time, at the sole option of the Company, in whole or in part, at a redemption price equal to the Liquidation Amount of the Series A Non-Voting Preferred, plus the amount of any dividends which are accrued but unpaid as of the date set for such redemption (including, dividends at the rate of five percent (5%) per year from the most recent dividend payment date to the date set for redemption). The Series A Non-Voting Preferred will be entitled to receive an amount equal to the Liquidation Amount of the Series A Non-Voting Preferred upon the liquidation, dissolution or winding up of the Company's business prior to the holders of the Common Stock receiving any amounts. In the

Stock Purchase Agreement, the Company has agreed not to issue shares of any class or series of preferred stock which has dividend or liquidation rights higher or prior to those of the Series A Non-Voting Preferred.

         Except as may be expressly required by the laws of the District of Columbia, the holder of the Series A Non-Voting Preferred shall not be entitled to vote on any matter submitted for the vote of stockholders, including but not limited to the election of directors. The Series A Non-Voting Preferred is not entitled to the benefit of any sinking or redemption fund, is not convertible into, or exchangeable for any other class of stock or other securities of the Company.

         The Board of Directors believes that it is in the best interests of the Company to sell shares of Common Stock and Series A Non-Voting Preferred to Fannie Mae. The transaction will provide additional capital to the Company, at a cost below that which such capital would ordinarily be available to the Company in a public offering of its securities. The Board also believes that the investment by Fannie Mae will enhance the Company's business plan of providing financial services to its community. The Bank periodically sells qualifying residential mortgage loans it originates to Fannie Mae, in the ordinary course of their respective businesses.

                                  OTHER MATTERS

         The Board of Directors of the Company is not aware of any other matters to be presented for action by shareholders at the Meeting. If, however, any other matters not now known are properly brought before the meeting or any adjournment thereof, the persons named in the accompanying proxy will vote such proxy in accordance with their judgment on such matters.


                                       By Order of the Board of Directors


                                       /s/ Clinton W. Chapman
                                       Clinton W. Chapman, Chairman

September 5, 1997

                                                                       EXHIBIT A

               PROPOSED AMENDMENT TO THE ARTICLES OF INCORPORATION

         RESOLVED, that Article IV of the Articles of Incorporation of the Company be and hereby is amended to read in its entirety as follows:

                  "The aggregate number of all classes of stock which the corporation shall have authority to issue shall be two million shares (2,000,000), consisting of one million shares of common stock, par value $1.00 per share, five hundred thousand shares (500,000) of voting preferred stock, par value $1.00 per share ("voting preferred stock"), and five hundred thousand shares (500,000) of non-voting preferred stock, par value $1.00 per share ("non-voting preferred stock").

                  The shares of authorized common stock shall be of a single class and shall be identical and have equal rights and privileges.

                  The Board of Directors, by action of a majority of the full Board of Directors shall have the authority to issue the shares of voting preferred stock from time to time on such terms as it may determine, and to divide the voting preferred stock into one or more classes or series, and, in connection with the creation of such classes or series to fix by resolution or resolutions the designations, voting powers, preferences, participation, redemption, sinking fund, conversion, dividend, and other optional or special rights of such classes or series, and the qualifications, limitations or restrictions thereof.

                  The Board of Directors, by action of a majority of the full Board of Directors shall have the authority to issue the shares of non-voting preferred stock from time to time on such terms as it may determine, and to divide the non-voting preferred stock into one or more classes or series, and, in connection with the creation of such classes or series to fix by resolution or resolutions the designations, powers, preferences, participation, redemption, sinking fund, conversion, dividend, and other optional or special rights of such classes or series, and the qualifications, limitations or restrictions thereof. Except as expressly required by the laws of the District of Columbia, shares of non-voting preferred stock shall not be entitled to vote on any matter submitted to the vote of shareholders, including but not limited to the election of directors.

                  The holders of the capital stock of the corporation  shall not have any preemptive or preferential rights to purchase or otherwise acquire any shares of any class of capital stock of the corporation, whether now or hereafter authorized, or any unissued bonds, certificates of indebtedness, debentures or other securities convertible into or exchangeable for shares of any class or series or carrying any right to purchase shares of any class or series except as the Board of Directors may specifically provide."

                                                                       EXHIBIT B

             DESIGNATION OF THE SERIES A NON-VOTING PREFERRED STOCK

          "Series A Non-Voting Preferred Stock. (a) Designation. The series of non-voting preferred stock shall be designated and known as "Series A Non-Voting Preferred Stock."

          (b) Number of Shares. The Series A Non-Voting Preferred Stock shall consist of twenty thousand (20,000) shares of the authorized non-voting preferred stock, $1.00 par value, of the Company.

          (c) Rank. The Series A Non-Voting Preferred Stock shall rank prior to common stock of all classes (collectively, the "Common Stock") of the Company and, except as provided below, to all other classes and series of equity securities of the Company now or hereafter authorized, issued or outstanding (the Common Stock and such other classes and series of equity securities of the Company are collectively referred to herein as the "Junior Stock"), other than any class or series of equity securities of the Company expressly designated as ranking on a parity with (the "Parity Stock") or senior to (the "Senior Stock") the Series A Non-Voting Preferred Stock as to dividend rights and rights and payment of assets upon liquidation, winding up or dissolution of the Company. The Series A
     Non-Voting Preferred Stock shall be on a parity with all other series of non-voting preferred stock and voting preferred stock of the Company. The Series A Non-Voting Preferred Stock shall be junior to the creditors of the Company. The Series A Non-Voting Preferred Stock shall be subject to the creation of Senior Stock, Parity Stock and Junior Stock to the extent not expressly prohibited herein, by the Articles of Incorporation of the Company or by other agreements entered into by the Company.

          The number of shares of Series A Non-Voting Preferred Stock may not be increased or decreased without the prior written consent of the holders of the outstanding shares of Series A Non-Voting Preferred Stock. Notwithstanding the immediately preceding sentence, in no event shall any decrease of the number of shares of Series A Non-Voting Preferred Stock reduce the number of shares of Series A Non-Voting Preferred Stock to a number less than the number of shares of Series A Non-Voting Preferred Stock then outstanding plus the number of shares reserved for issuance upon the exercise of any outstanding options, rights or warrants, if any, to purchase shares of Series A Non-Voting Preferred Stock, or upon the conversion of any outstanding securities issued by the Company convertible into shares of Series A NonVoting Preferred Stock.

          (d) Dividends and Distributions. Subject to the prior or superior rights of the holders of Senior Stock, whether now existing or hereafter created, the holders of shares of Series A Non-Voting Preferred Stock shall be entitled to receive prior to payment of any cash dividends on any class of Junior Stock during the quarter to which such dividend relates, out of funds legally available therefore, cumulative cash dividends per share at an annual rate of five percent (5%) of the Liquidation Amount of the Series A NonVoting Preferred Stock (as hereinafter defined) payable in equal quarterly installments on the fifteenth day of January, April, July and October of each year (each a "Dividend Payment Date") to the record holder of the Series A Non-Voting Preferred Stock as of the last day of the month immediately preceding the Dividend Payment Date, commencing on the first Dividend Payment Date following the first issuance of any shares of Series A Non-Voting Preferred Stock. In the event that any share of Series A Non-Voting Preferred Stock is outstanding for only a part of the quarterly period preceding any Dividend Payment Date, then the dividend payable with respect to such share shall be prorated for the period such share was outstanding during such period. Dividends declared and paid in an amount less than the total amount payable on all shares of Series A Non-Voting Preferred Stock shall be allocated pro rata among the shares of Series A Non-Voting Preferred Stock outstanding.

          No full dividends shall be declared or paid or set apart for payment on any Parity Stock or Junior Stock for any quarterly period unless full dividends have been or contemporaneously are declared and paid (or declared and a sum sufficient for the payment thereof set apart for such payment) on the Series A NonVoting Preferred Stock for such period.

          In addition to the foregoing restriction, the Company shall not declare, pay or set apart funds for any dividends of other distributions (other than in Common Stock or other Junior Stock) with respect to any Common Stock or other Junior Stock of the Company, or repurchase, redeem or otherwise acquire, or set apart funds for repurchase, redemption or other acquisition of any Common Stock or other Junior Stock through a sinking fund or otherwise, unless and until (i) the Company shall have paid full dividends on the Series A Non-Voting Preferred Stock for the most recent preceding quarterly period or funds have been paid over to the dividend disbursing agent of the Company for payment of such dividends, and (ii) the Company has declared a cash dividend on the Series A Non-Voting Preferred Stock for the current quarterly period, and sufficient funds have been paid over to the dividend disbursing agent for the Company for the payment of such cash dividend for such current quarterly period.

          (e) Voting Rights. Except as may be expressly required by the laws of the District of Columbia, the holders of the Series A Non-Voting Preferred Stock shall not be entitled to vote on any matter submitted for the vote of stockholders, including but not limited to the election of directors.

          (f) Redemption. (i) Shares of the Series A Non-Voting Preferred Stock may be redeemed, in whole or in part, at the option and in the sole discretion only of the Company, at any time or from time to time, at a redemption price (the "Redemption Price") equal to the Liquidation Amount of the Series A Non-Voting Preferred Stock, plus the amount of any dividends which are accrued but unpaid as of the date set for such redemption (including, if the date set for redemption is not a Dividend Payment Date, dividends at the rate of five percent (5%) per year from the most recent Dividend Payment Date to the date set for redemption). At the time of such redemption as specified in the resolution of the Board of Directors authorizing such redemption, all rights of the holders of the Series A Non-Voting Preferred Stock redeemed shall terminate, except for the right to receive the Redemption Price. If less than all of the outstanding shares of Series A Non-Voting Preferred Stock are to be redeemed, the Company shall select those shares to be redeemed pro rata.

          (ii) Notice of any redemption, setting forth (i) the date and place fixed for said redemption, (ii) the redemption price and (iii) a statement that dividends on the shares of Series A Non-Voting Preferred Stock to be redeemed by the Company will cease to accrue on such redemption date, shall be mailed, postage prepaid, at least thirty (30) days, but not more than sixty (60) days, prior to said redemption date to each holder of record of Series A Non-Voting Preferred Stock to be redeemed at his or her address as the same shall appear on the stock transfer records of the Company. If less than all of the shares of Series A NonVoting Preferred Stock owned by such holder are then to be redeemed, such notice shall specify the number of shares thereof that are to be redeemed and the numbers of the certificates representing such shares. Notice of any redemption shall be given by first class mail, postage prepaid. Neither failure to mail such notice, nor any defect therein or in the mailing thereof, to any particular holder shall affect the sufficiency of the notice or the validity of the proceedings for redemption with respect to the other holders. Any notice which was mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not the holder receives such notice.

          (g) Conversion. The Series A Non-Voting Preferred Stock shall not be convertible into or otherwise exchangeable for shares of any other class of stock or securities of the Company.

          (h) Liquidation, Dissolution or Winding Up. Subject to the prior or superior rights of the holders of any shares of Senior Stock, whether now existing or hereafter created, upon any liquidation, dissolution or winding up of the Company, the holders of the Series A Non-Voting Preferred Stock shall be entitled to receive, prior to the payment of any amounts in liquidation, dissolution or winding up in respect of any Junior Stock, but after the payment or provision for all amounts due to creditors of the Company, an amount per share equal to the "Liquidation Amount of the Series A Non-Voting Preferred Stock", plus the amount of any dividends accrued but unpaid to the date set of distribution of such amounts in liquidation, dissolution or winding up of the Company. Following receipt of such amounts, the holders of the Series A Non-Voting Preferred Stock shall have no right to receive any other amounts in connection with the liquidation, dissolution or winding up of the Company. For purposes hereof, the Liquidation Amount of the Series A Non-Voting Preferred Stock shall mean $25.00 per share, the purchase price at which the Series A Non-Voting Preferred Stock was originally issued by the Company, as proportionally adjusted after the date of issuance of the Series A Non-Voting Preferred Stock to reflect any stock split or other subdivision of the Series A Non-Voting Preferred Stock, stock dividend on the Series A Non-Voting Preferred Stock payable in shares of Series A Non-Voting Preferred Stock or other subdivision, combination or reclassification of the shares of Series A Non-Voting Preferred Stock.

          If the amounts available for distribution in respect of shares of Series A Non-Voting Preferred Stock and any outstanding Parity Stock are not sufficient to satisfy the full liquidation rights of all of the outstanding shares of Series A Non-Voting Preferred Stock and such Parity Stock, then the holders of such outstanding shares shall share ratably in any such distribution of assets in proportion to the full respective preferential amounts to which they are entitled. All distributions made in respect of Series A Non-Voting Preferred Stock in connection with such liquidation, dissolution or winding up of the Company shall be made pro rata to the holders entitled thereto.

          (i) Preemptive Rights. The holders of the Series A Non-Voting Preferred Stock shall not have any preemptive or preferential right to acquire any shares of any class of capital stock of the Company, whether now or hereafter authorized, except as the Board of Directors may specifically provide."

FRONT                            REVOCABLE PROXY
                            IBW FINANCIAL CORPORATION

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

         The undersigned hereby makes, constitutes and appoints Mervin O. Parker, Sr., Ernestine G. Mann and Frances S. Wash, and each of them (with the power of substitution), proxies for the undersigned to represent and to vote, as designated below, all shares of common stock of IBW Financial Corporation (the "Company ") which the undersigned would be entitled to vote if personally present at the Company's Special Meeting of Shareholders to be held on September 25, 1997 and at any adjournment or postponement thereof.

PROPOSAL TO AMEND THE ARTICLES OF INCORPORATION

         The proposal to amend Article FOURTH of the Articles of Incorporation to change the authorized capital stock of the Company to permit the issuance of five hundred thousand (500,000) shares of voting preferred stock and five hundred thousand (500,000) shares of non-voting preferred stock, the relative rights, powers and privileges of which may be determined by the Board of Directors by resolution at the time of issuance.

         |_|   FOR                  |_|   AGAINST    |_|    ABSTAIN

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR the proposal set forth above. In addition, this proxy will be voted at the discretion of the proxy holder(s) upon any other matter which may properly come before the Meeting or any adjournment or postponement thereof.

BACK

Important: Please date and sign your name as addressed, and return this proxy in the enclosed envelope. When signing as executor, administrator, trustee, guardian, etc., please give full title as such. If the shareholder is a corporation, the proxy should be signed in the full corporate name by a duly authorized officer whose title is stated.



                                        ----------------------------------------
                                        Signature of Shareholder



                                        ----------------------------------------
                                        Signature of Shareholder

                                        Dated:_________________, 1997


    PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY PROMPTLY IN THE ENCLOSED
                             POSTAGE-PAID ENVELOPE.